Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 20, 2019, with respect to the consolidated financial statements included in the Annual Report of pdvWireless, Inc. on Form 10-K for the year ended March 31, 2019.  We consent to the incorporation by reference of said report in the Registration Statements of pdvWireless, Inc. on Form S-3 (File No. 333-214417) and on Forms S-8 (No. 333-229565, No. 333-222890, No. 333-215934, No. 333-209543 and No. 333-201699).

/s/ GRANT THORNTON LLP

New York, New York

May 20, 2019